UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 23, 2009

Red Hat, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-33162	06-1364380
(Commission File Number)	(IRS Employer Identification No.)

1801 Varsity Drive, Raleigh, North Carolina	27606
(Address of Principal Executive Offices)	(Zip Code)

(919) 754-3700

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) On June 23, 2009, the Compensation Committee of the Board of Directors (the “Committee”) of Red Hat, Inc. (the “Company”):

•

approved a form of Performance Share Unit Agreement (the “FY10 SPP PSU Agreement”), a copy of which is filed as Exhibit 99.1 hereto, for use with grants of share price performance share units (“SPP PSUs”) to executive officers in the Company’s fiscal year ending on February 28, 2010 (“FY2010”) under the Red Hat, Inc., 2004 Long-Term Incentive Plan, as Amended and Restated; and

•	approved grants of SPP PSUs to the Company’s principal executive officer, principal financial officer and other executives.

The FY10 SPP PSU Agreement is intended for use with certain grants of SPP PSUs to executive officers in FY2010, including the grants of SPP PSUs approved by the Committee on June 23, 2009. Each SPP PSU represents the right to receive in the future shares of the Company’s common stock, or at the Company’s election, the value of such shares, according to a formula specified in, and subject to the terms and conditions of, the FY10 SPP PSU Agreement. Capitalized terms not defined in this summary are defined in the FY10 SPP PSU Agreement.

Under the FY10 SPP PSU Agreement, an executive will be granted an award for a target number of shares of the Company’s common stock (“Target Shares”), and depending on the performance of the Company’s common stock over a thirty-six month period beginning on March 26, 2009 (the “Performance Period”), the executive may earn up to 200% of the Target Shares. The number of shares earned, according to the formula specified in the FY10 SPP PSU Agreement, will be determined based on a comparison of the performance of the Company’s stock price relative to the performance of the stock price of specified peer companies during the Performance Period. This performance is measured by the change in the average price of common stock calculated over the ninety-day periods ending at both the beginning and the end of the Performance Period.

The Target Share amounts underlying the SPP PSUs granted to the Company’s principal executive officer, principal financial officer and other named executive officers, as approved by the Committee, are set forth on Exhibit 99.2 to this Current Report on Form 8-K.

The executive will receive a single payout following the end of the Performance Period. Settlement of the SPP PSUs will be made within sixty days following the Committee’s certification in writing of the number of SPP PSUs earned, but in no event later than the fifteenth day of the third month of the year following the later of the calendar year or the Company’s taxable year, in each case, in which the end of the Performance Period falls. If the Company distributes shares to settle the SPP PSUs that are earned, it may withhold from the award a number of shares equal to the applicable withholding tax.

If an executive’s continuous service to the Company or its affiliates as an employee, consultant or director (a “Business Relationship”) ceases for any reason prior to the end of the Performance Period, subject to certain exceptions provided for in the FY10 SPP PSU Agreement and described in more detail below, then all unearned SPP PSUs will be forfeited.

If an executive’s Business Relationship ceases by reason of the executive’s death or Disability or by reason of the Company’s termination of the executive without Good Cause, then the executive will be entitled to payment of a pro rata portion of the SPP PSUs earned for a shortened Performance Period ending upon the cessation of the Business Relationship.

Additionally, if a Change in Control occurs, and provided the executive’s Business Relationship with the Company or its affiliates has not ceased, the Committee may determine that either (i) all of the shares underlying the SPP PSUs will be treated as earned based on the relative performance of the Company’s common stock over a shortened Performance Period, ending on the date that the Change in Control occurs, using the price paid for the Company’s common stock in the Change in Control transaction and will be paid out in a single lump sum within thirty days following the Change in Control, or (ii) the FY10 SPP PSU Agreement will be “continued, assumed, converted or substituted for”, immediately following the Change in Control, using restricted stock of the Company, Parent Corporation or Surviving Corporation converted, as appropriate, using the price paid for the Company’s common stock in the Change in Control transaction. The restricted stock will vest on the basis of time of service by the executive, with 25% of such stock being vested as of the first anniversary of the SPP PSU grant date, 50% as of the second anniversary, and 100% as of the third anniversary (to the extent that the end of the Performance Period has not occurred as of the date of the Change in Control). If the executive’s employment with the Company or an affiliate is terminated by the Company without Good Cause, by the executive for Good Reason or by reason of the executive’s death or Disability within twelve months following such Change in Control, all of the restricted stock will become fully vested on such termination.

The foregoing description of the terms of the FY10 SPP PSU Agreement does not purport to be complete and is qualified in its entirety by the provisions of the form of FY10 SPP PSU Agreement filed as Exhibit 99.1 hereto and incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

See Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 29, 2009	RED HAT, INC.

	By:	/s/ Charles E. Peters, Jr.
	Name:	Charles E. Peters, Jr.
	Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Form of Performance Share Unit Agreement (Fiscal Year 2010 – SPP Form) adopted June 23, 2009

99.2	Target Share Price Performance Share Units awarded to named executive officers on June 23, 2009